EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders

Checkers Drive-In Restaurants, Inc.:

We consent to incorporation by reference in the registration statements (Nos. 333-121419, 333-114762, 333-42160, 33-47063, 33-63992, 33-80236 and 333-84950) on Form S-8 and S-3 of Checkers Drive-In Restaurants, Inc. and subsidiaries of our report dated April 4, 2005, with respect to the consolidated balance sheets of Checkers Drive-In Restaurants, Inc. and subsidiaries as of January 3, 2005 and December 29, 2003, and the related consolidated statements of operations and comprehensive income (loss), stockholders’ equity and cash flows for each of the years in the three-year period ended January 3, 2005, which report appears in the January 3, 2005 annual report on Form 10-K of Checkers Drive-In Restaurants, Inc. and subsidiaries. Our report dated April 4, 2005, on management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of January 3, 2005, expresses our opinion that Checkers Drive-In Restaurants, Inc. and subsidiaries did not maintain effective internal control over financial reporting as of January 3, 2005 because of the effect of material weaknesses on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states that: The Company lacked sufficient personnel resources with adequate expertise to account for income tax matters and complex non-routine transactions in accordance with U.S. generally accepted accounting principles. As a result, material errors in interim and annual calculations of income tax expense were identified and corrected prior to issuance of the Company’s consolidated financial statements as of and for the year ended January 3, 2005. In addition, the Company lacked sufficient personnel resources with adequate knowledge of accounting and financial reporting to perform effective supervisory reviews of significant non-routine transactions and the related accounting entries. As a result, errors occurred in the Company’s accounting for leases which could have been material to the Company’s interim and annual consolidated financial statements.

Our report refers to a change in accounting for asset retirement obligations effective December 31, 2002.

/s/ KPMG LLP

Orlando, Florida

April 4, 2005